Exhibit 3.72

State of Delaware Secretary of State Division of Corporations Delivered 03:02 PM 09/13/2011 FILED 03:02 PM 09/13/2011 SRV 111001611 - 5037513 FILE

STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

•                  First: The name of this Corporation is 21st Century Oncology Services, Inc.

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•                  Second: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400 Street, in the City of Wilmington County of New Castle Zip Code 19808. The registered agent in charge thereof is Corporation Service Company

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Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•                  Fourth: The amount of the total stock of this corporation is authorized to issue is one hundred shares (number of authorized shares) with a par value of no par value per share.

•                  Fifth: The name and mailing address of the incorporator are as follows:

Name	Norton L. Travis, Esq.
Mailing Address	1010 Northern Boulevard, Suite 314
Great Neck, New York Zip Code 11021

•                  I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 13th day of September, A.D. 2011.

BY:	/s/ Norton L. Travis
(Incorporator)

NAME:	Norton L. Travis
(type of print)